Exhibit 4.1

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND NEITHER THIS WARRANT NOR ANY WARRANT SHARES (AS DEFINED BELOW) MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

WARRANT

TO PURCHASE COMMON STOCK

OF

PHARMACOPEIA DRUG DISCOVERY, INC.

No. W-

THIS CERTIFIES THAT, for value received, «NAME» or its permitted transferees or permitted assigns (the “Holder”), from and after the Issuance Date (as defined below), and subject to the terms and conditions herein set forth, is entitled to purchase from Pharmacopeia Drug Discovery, Inc., a Delaware corporation (the “Company”), at any time before 5:00 p.m. New York City time on the earlier to occur of (i) March 24, 2011 and (ii) the effective date of a termination under the Product Development Agreement (as defined below) by the Company, in the case of Sections 12.2.1 or 12.2.4(c) of the Product Development Agreement, or by GSK (as defined in the Product Development Agreement), in the case of Section 12.2.5 of the Product Development Agreement (the “Termination Date”), «WordNumberOfWarrantShares» («NumberOfWarrantShares») shares (as adjusted from time to time pursuant to Section 2 hereof, the “Warrant Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”), at a price per share equal to the Warrant Price (as defined below) upon exercise of this Warrant pursuant to Section 5 hereof.  The number of Warrant Shares is subject to adjustment under Section 2.

1.             Definitions.  As used in this Warrant, the following terms have the definitions ascribed to them below:

(a)           “Issuance Date” means March 24, 2006.

(b)           “Person” means any individual, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

(c)           “Product Development Agreement” means that certain Product Development and Commercialization Agreement dated as of March 24, 2006 between the Company and the initial Holder of this Warrant.

(d)           “Warrant Price” means 125% of the Company’s average closing price for a 30 day period ending one day prior to the effective date of the Product Development Agreement, which is $5.67, subject to adjustment under Section 2.

2.             Adjustments and Notices.  The Warrant Price and/or the Warrant Shares shall be subject to adjustment from time to time in accordance with this Section 2.  The Warrant Price and/or the Warrant Shares shall be adjusted to reflect all of the following events that occur on or after the Issuance Date.

(a)           Subdivision, Stock Dividends or Combinations.  In case the Company shall at any time subdivide the outstanding shares of the Common Stock (through a stock split or otherwise), the Warrant Price in effect immediately prior to such subdivision shall be proportionately decreased, and the number of Warrant Shares for which this Warrant may be exercised immediately prior to such subdivision shall be proportionately increased.  In case the Company shall at any time combine the outstanding shares of the Common Stock (through a reverse stock split or otherwise), the Warrant Price in effect immediately prior to such combination shall be proportionately increased, and the number of Warrant Shares for which this Warrant may be exercised immediately prior to such combination shall be proportionately decreased.  In each of the foregoing cases, the adjustment shall be effective automatically upon, and simultaneously with, the effectiveness of the subdivision or combination giving rise to the adjustment.  If the Company at any time pays a dividend, or makes any other distribution, to holders of Common Stock payable in shares of Common Stock, or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then the number of Warrant Shares in effect immediately prior to such action shall be proportionately increased so that the Holder hereof may receive upon exercise of the Warrant the aggregate number of shares of Common Stock which he or it would have owned immediately following such action if the Warrant had been exercised immediately prior to such action.  The adjustment shall become effective immediately as of the date the Company shall take a record of the holders of its Common Stock for the purpose of receiving such dividend or distribution (or if no such record is taken, as of the effectiveness of such dividend or distribution).

(b)           Reclassification, Exchange, Substitution, In-Kind Distribution.  Upon any capital reorganization, reclassification, exchange, substitution or other event (other than an event described in Section 2(a) above) that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant or upon the payment of a dividend in securities or property other than shares of the Common Stock, the Holder shall be entitled to receive, upon exercise of this Warrant, the number and kind of securities and property that Holder would have received if this Warrant had been exercised immediately before the record date for such reclassification, exchange, substitution, or other event or immediately prior to the record date for such dividend.  The adjustment shall become effective immediately as of the date the Company shall take a record of the holders of its Common Stock for the purpose of receiving such dividend or distribution (or if no such record is taken, as of the effectiveness of such dividend or distribution), and the Company or its successor shall promptly issue to Holder a new warrant for such new securities or other property.  The new warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise or conversion of the new warrant.  The provisions of this Section 2(b) shall similarly apply to successive reclassifications, exchanges, substitutions, or other events and successive dividends.

(c)           Reorganization, Merger, etc. In case of any merger or consolidation of the Company into or with another corporation where the Company is not the surviving corporation, or a merger or consolidation which results in the termination of the Company’s registration under the Exchange Act, or sale, transfer or lease (but not including a transfer or lease by pledge or mortgage to a bona fide lender as collateral in connection with the incurrence of indebtedness by the Company) of all or substantially all of the assets of the Company, the Company, or such successor or purchasing corporation, as the case may be, shall, as a condition to closing any such reorganization, merger or sale, duly execute and deliver to the Holder hereof a new warrant so that the Holder shall have the right to receive, at a total purchase price not to exceed that payable upon the exercise or conversion of this Warrant, and in lieu of the Warrant Shares theretofore issuable upon exercise or conversion of this Warrant, the kind and amount of any class or classes of shares of stock or other ownership interests of the Company or other corporation or entity, other securities, money and property that would have been receivable upon such reorganization, consolidation, merger or sale by the Holder with respect to the Warrant Shares if this Warrant had been exercised immediately before the consummation of such transaction.  Such new warrant shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 2.  The provisions of this subparagraph (c) shall similarly apply to successive transactions of the type described in this subparagraph (c).

(d)           Certificate of Adjustment.  In each case of an adjustment or readjustment of the Warrant Price or an adjustment of the kind or number of securities issuable upon exercise of the Warrant, or both, the Company, at its own expense, shall cause its principal financial officer to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to the Holder at the address provided in or pursuant to Section 12 hereof not later than 20 days following the event prompting such adjustment or readjustment.  Such certificate shall set forth such adjustment or readjustment, showing in reasonable detail the facts upon which such adjustment or readjustment is based (including a description of the basis on which the Board of Directors of the Company made any determination hereunder).  No adjustment of the Warrant Price shall be required to be made unless it would result in an increase or decrease of at least one cent ($0.01), but any adjustments not made because of this sentence shall be carried forward and taken into account in any subsequent adjustment otherwise required hereunder.

(e)           No Impairment.  The Company shall not, by amendment of its Certificate of Incorporation, by-laws or other organizational documents, or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall subject to Section 9 at all times in good faith assist in carrying out all of the provisions of this Section 2 and in taking all such action as may be necessary or appropriate to protect the Holder’s rights under this Section 2 against impairment.

(f)            Fractional Shares.  No fractional shares shall be issuable upon exercise or conversion of the Warrant and the number of shares to be issued shall be rounded down to the nearest whole share.  If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying the Holder an amount computed by multiplying the fractional interest by the fair market value of a full share.

3.             No Stockholder Rights.  This Warrant, by itself, as distinguished from any shares purchased hereunder, shall not (i) entitle the Holder to any of the rights of a stockholder of the Company or (ii) impose any liabilities on the Holder to purchase any securities or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

4.             Reservation of Stock.  The Company covenants and agrees that it will reserve at all times from its authorized and unissued stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of this Warrant.  The Company further covenants and agrees that this Warrant is, and any Warrants issued in substitution for or replacement of this Warrant and all Warrant Shares, will upon issuance be duly authorized and validly issued and, in the case of Warrant Shares, upon issuance will be fully paid and non-assessable and free from all preemptive rights of any stockholder, and from all taxes, liens and charges with respect to the issue thereof (other than transfer taxes) and, if the Common Stock of the Company is then listed on any national securities exchanges (as defined in the Exchange Act) or quoted on NASDAQ, shall be duly listed or quoted thereon, as the case may be. In the event that the number of authorized but unissued shares of such Common Stock shall not be sufficient to effect the exercise of this entire Warrant into Warrant Shares, then in addition to such other remedies as shall be available to the Holder of this Warrant, the Company shall promptly take such corporate action as may be necessary to increase its authorized but unissued shares of such Common Stock to such number of shares as shall be sufficient for such purpose.  The duly authorized issuance of this Warrant and duly authorized approval of the Product Development Agreement by the Company shall constitute full authority to the Company’s officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the Warrant Shares issuable upon the exercise of this Warrant.

5.             Exercise of Warrant.

(a)           This Warrant may be exercised by the Holder hereof, in whole (but not in part, except in order to comply with Section 5(c) hereof, in part), at any time from and after the Issuance Date and prior to the Termination Date, at the election of the Holder hereof (with the notice of exercise substantially in the form attached hereto as Attachment 1 duly completed and executed), by the surrender of this Warrant at the principal office of the Company or Transfer Agent (the addresses of each of which are set forth in Section 12 hereof) and the payment to the Company, by certified or bank check, or by wire transfer to an account designated by the Company of an amount equal to the then applicable Warrant Price multiplied by the number of Warrant Shares then being purchased.  This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person entitled to receive the Warrant Shares issuable upon such exercise shall be treated for all purposes as the holder of such shares of record as of the close of business on such date.  As promptly as practicable after such date, the Company shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates for the number of full Warrant Shares issuable upon exercise.

(b)           In lieu of exercising this Warrant for cash, the Holder may elect to receive shares equal to the value of this Warrant by surrender of this Warrant at the principal office of the Company or the Transfer Agent together with notice of such election substantially in the form attached hereto as Attachment 1 duly completed and executed (a “Net Exercise”).  The Company shall issue to a Holder who Net Exercises a number of Warrant Shares computed using the following formula:

Y (A - B)
X =	A

Where

X =          The number of Warrant Shares to be issued to the Holder.

Y =          The number of Warrant Shares purchasable under this Warrant (at the date of such calculation).

A =         The fair market value of one (1) Warrant Share (at the date of such calculation).

B =          The Warrant Price (as adjusted to the date of such calculation).

For purposes of this Section 5, the fair market value of a Warrant Share shall mean:

(i)            If traded on a securities exchange, the Nasdaq National Market or Nasdaq Capital Market, the fair market value of the Common Stock shall be deemed to be the closing price of the Common Stock on such exchange or market on the trading day immediately prior to the date of exercise by the Holder;

(ii)           If traded on the Nasdaq Stock Market (other than the Nasdaq National Market or Nasdaq Capital Market) or other over-the-counter system, the fair market value of the Common Stock shall be deemed to be the closing bid price of the Common Stock on the trading day immediately prior to the date of exercise; and

(iii)          If there is no public market for the Common Stock, the fair market value shall be the price per Warrant Share that the Company could obtain from a willing buyer for Warrant Shares sold by the Company from authorized but unissued Warrant Shares, as such prices shall be determined in good faith by the Company’s Board of Directors.

(c)           The Holder shall not be entitled to exercise this Warrant for a number of Warrant Shares in excess of that number of Warrant Shares which, upon giving effect to such exercise, would cause the aggregate number of shares of Common Stock beneficially owned by the Holder to exceed 9.9% of the outstanding shares of the Common Stock following such exercise.  For purposes of the foregoing proviso, the aggregate number of shares of Common Stock beneficially owned by the Holder shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which determination of such proviso is being made, but shall exclude the shares of Common Stock which would be issuable upon (i) exercise of the remaining, unexercised Warrants beneficially owned by the Holder and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by the Holder subject to a limitation on conversion or exercise analogous to the limitation contained herein.  Except as set forth in the preceding sentence, for purposes of this Section 5(c), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act.  The Holder may waive the foregoing limitation by written notice to the Company upon not less than 61 days prior written notice (with such waiver taking effect only upon the expiration of such 61 day notice period).  For purposes of this Section 5(c), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Form 10-Q or Form 10-K, as the case may be, filed with the SEC on the date thereof, (y) a more recent public announcement by the Company or (z) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding.  Upon the written request of the Holder, the Company shall within three trading days confirm in writing or by electronic mail to the Holder the number of shares of Common Stock then outstanding.

6.             Transfer of Warrant.  This Warrant may not be transferred or assigned by the Holder hereof, other than to an Affiliate (as defined in the Product Development Agreement) of the Holder; provided that in the case of any such transfer, the transferor provides, at the Company’s request, an opinion of counsel reasonably satisfactory to the Company that such transfer does not require registration under the Securities Act.

7.             Legends.  Upon issuance, the certificate or certificates evidencing any Warrant Shares shall bear legends as set forth in the Product Development Agreement.

8.             Termination.  This Warrant shall terminate at 5:00 p.m. New York City time on the Termination Date.

9.             Warrant Exchangeable for Different Denominations.  This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company or transfer agent, for new Warrants of like tenor representing in the aggregate the purchase rights hereunder, and each of such new Warrants shall represent such portion of such rights as is designated by the Registered Holder at the time of such surrender.  At the request of the Holder (pursuant to a transfer of Warrants or otherwise), this Warrant may be exchanged for one or more Warrants to purchase Common Stock.  The date the Company initially issues this Warrant shall be deemed to be the date of issuance hereof regardless of the number of times new certificates representing the unexpired and unexercised rights formerly represented by this Warrant shall be issued.  Each warrant representing a portion of the rights hereunder constitutes a Warrant as defined herein.

10.           Ownership of Warrants.  The Company may treat the person in whose name any Warrant is registered on the register kept at the principal office of the Company as the owner and Holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any transfers made in accordance with the terms of this Warrant.

11.           Warrant Register.  The Company shall maintain at its principal executive offices books for the registration and the registration of transfer of the Warrant.  The Company may deem and treat the Holder so registered as the absolute owner hereof (notwithstanding any notation of ownership or other writing thereon made by anyone) for all purposes and shall not be affected by any notice to the contrary, other than a notice in conformity with Section 12 hereof signed by the previous registered Holder indicating that the warrant has been transferred or assigned pursuant to Section 6 hereof. The initial registered Holder is [insert name].

12.           Notices.  Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Warrant must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one trading day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to the Company, to:

Pharmacopeia Drug Discovery, Inc.

3000 Eastpark Boulevard

Cranbury, NJ 08512

Attn: Chief Financial Officer

with a copy to:

Pharmacopeia Drug Discovery, Inc.

3000 Eastpark Boulevard

Cranbury, NJ 08512

Attn: General Counsel

If to the Holder, to:

or such other address provided to the Company pursuant to Section 11 hereof

If to the Transfer Agent, to:

American Stock Transfer & Trust Company

6201 15th Avenue

Brooklyn, NY 11219-5498

or at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) trading days prior to the effectiveness of such change.  Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, and recipient facsimile number or (C) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

13.           Miscellaneous.  This Warrant shall be governed by the laws of the State of Delaware. The headings in this Warrant are for purposes of convenience and reference only, and shall not be deemed to constitute a part hereof.  Initially capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Product Development Agreement.  Neither this Warrant nor any term hereof may be changed or waived orally, but only by an instrument in writing signed by the Company and the Holder.  Upon receipt of evidence reasonably satisfactory to the Company of the ownership of and the loss, theft, destruction or mutilation of any Warrant and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Company or, in the case of any such mutilation, upon surrender and cancellation of such Warrant, the Company will make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new Warrant of like tenor and representing the right to purchase the same aggregate number of Warrant Shares.  This Warrant may be amended with, and only with, the written consent of the Company and the Holder.  Any waiver of any term, covenant, agreement or condition contained in this Warrant shall not be deemed a waiver of any other term, covenant, agreement or condition, and any waiver of any default in any such term, covenant, agreement or condition shall not be deemed a waiver of any later default thereof or of any default of any other term, covenant, agreement or condition.  All representations, warranties and covenants contained herein shall survive the execution and delivery of this Warrant and the issuance of any Warrant Shares upon the exercise hereof.  In the event that any court or any governmental authority or agency declares all or any part of any Section of this Warrant to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any other Section of this Warrant, and in the event that only a portion of any Section is so declared to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate the balance of such Section.  All provisions of this Warrant shall be binding upon and inure to the benefit of the parties and their respective heirs, legatees, executors, administrators, legal representatives, successors, and permitted transferees and assigns.  No person other than the holder of this Warrant and the Company shall have any legal or equitable right, remedy or claim under or in respect of, this Warrant.

14.           Limitation on Issuance.  Notwithstanding anything to the contrary in this Agreement, in no event shall the Company issue, pursuant to this Agreement, a number of shares of Common Stock equal to or in excess of 20% of the number of shares of Common Stock outstanding at the Issuance Date, or otherwise be required to take any action that would create the necessity of a stockholder vote under NASD Rule 4350.

Exhibit A

ISSUED: March 24, 2006

PHARMACOPEIA DRUG DISCOVERY, INC.

By:

Name:

Title:

Attachment 1

NOTICE OF EXERCISE

TO:         PHARMACOPEIA DRUG DISCOVERY, INC.

1.             The undersigned hereby:

•       elects to purchase    shares of Common Stock of the Company pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full, or

•       elects to exercise its net issuance rights pursuant to Section 5(b) of the attached Warrant with respect to    shares of Common Stock.

2.         Please issue a certificate or certificates representing said Warrant Shares in the name of the undersigned or in such other name as is specified below:

(Name in which certificate(s) are to be issued)

(Address)

(Name of Warrant Holder)

By:

Title:

Date signed:

2